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                                                          EXHIBIT NO. 11.01


                          PARK ELECTROCHEMICAL CORP.
                               AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
              (Unaudited--in thousands, except per share amounts)

                                                       13 weeks ended
                                                    June 2,       May 28,
                                                     1996          1995
ADJUSTMENT OF NET EARNINGS:

Net earnings                                       $ 3,125       $ 6,024

Adjustments resulting from assumed
 conversion of 5.5% Convertible
 Subordinated Notes ("Notes"):
  Reduction of interest expense and
   amortization of deferred debt
   financing costs                                   1,355           -
  Related tax effect on above                         (474)          -

Net earnings, as adjusted                          $ 4,006       $ 6,024


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common and
 common equivalent shares outstanding               11,829        11,708

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                                2,370           -
  Exercise of stock options at period-end
   market price if higher than average
   market price for period                             -             -

Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted                           14,199        11,708


Fully diluted earnings per share--
 as computed                                       $   .28       $   .51

Fully diluted earnings per share--
 as reported                                       $   .26*      $   .51

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*The results of the above computation for the 13 weeks ended June 2, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $.26 per share.